Exhibit 99.1

Larry Pierce Media Relations (713) 369-9407	Mindy Mills Investor Relations (713) 369-9490 www.kindermorgan.com

KINDER MORGAN ENERGY PARTNERS FIRST QUARTER
DISTRIBUTION $1.05 PER UNIT; 9 PERCENT HIGHER
THAN FIRST QUARTER 2008

HOUSTON, April 15, 2009 – Kinder Morgan Energy Partners, L.P. (NYSE: KMP) today declared a cash distribution per common unit of $1.05 ($4.20 annualized) payable on May 15, 2009, to unitholders of record as of April 30, 2009.  The distribution represents a 9 percent increase over the first quarter 2008 cash distribution per unit of $0.96 ($3.84 annualized).
KMP reported first quarter distributable cash flow before certain items of $260 million, down from $280.5 million for the comparable period last year.  Distributable cash flow per unit before certain items was $0.97, compared to $1.12 per unit for the first quarter of 2008.  Net income attributable to KMP before certain items was $281.9 million versus $348.9 million for the same period last year.  Including certain items, net income attributable to KMP was $263.9 million compared to $346.7 million for the first quarter of 2008.  Certain items totaled a loss of approximately $18 million, the majority of which was a non-cash tax adjustment on the Trans Mountain pipeline system.
Chairman and CEO Richard D. Kinder said, “As anticipated and detailed in our annual investor conference in January, ongoing weak commodity prices and market conditions resulted in lower crude oil prices in our CO2 business, lower transportation volumes in our Products Pipelines segment and decreased steel handling in our bulk terminals business in the first quarter.  Given these headwinds, we are quite pleased with our first quarter results and the progress we have made through our first quarter actions towards achieving our 2009 objectives.  In the first quarter, we identified a number of areas across the company to minimize costs and maximize revenues without compromising operational safety or efficiency.  Lower operational and capital costs and reduced general and administrative costs (along with lower interest rates) were
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partially realized in the first quarter and will further benefit the company throughout the year.  As a result of these cost reductions and other opportunities that we have identified, we remain confident that we will achieve our budget target of $4.20 per unit in cash distributions for the year.  That would represent 4.5 percent growth over the 2008 distribution.  We also continue to execute our multi-billion capital investment program (including three large natural gas projects that are expected to be completed this year) which will drive future growth at KMP.”

Overview of Business Segments
The Products Pipelines business produced first quarter segment earnings before DD&A and certain items of $146 million, up 4 percent from $141 million for the comparable period in 2008, but below its published annual budget of 10 percent growth.
“Growth compared to the first quarter last year was driven by higher rates and expansions at our West Coast Terminals and higher ethanol revenues on the Central Florida Pipeline,” Kinder explained.  “While ongoing weak economic conditions and dampened product demand resulted in lower segment revenues and volumes, that impact was partially offset by reducing fuel and power and outside service costs, as we were able to negotiate new contracts at lower prices.  Also in the quarter, we entered into commercial agreements with several customers to ship biodiesel on a portion of Plantation Pipe Line beginning this month.”
Compared to the first quarter of 2008, total refined products revenues were down 3.4 percent and volumes were down 4.9 percent (or 3.8 percent adjusted for 2008 leap year).  Excluding Plantation, revenues were down 2 percent and volumes were down 7.4 percent (or 6.4 percent adjusted for 2008 leap year).  Overall, gasoline volumes were down 2.3 percent, diesel volumes were down 7.9 percent and jet volumes were down 9.6 percent for the quarter.  NGL volumes were down significantly on the Cochin Pipeline due to supply constraints in western Canada.
The Natural Gas Pipelines business produced first quarter segment earnings before DD&A and certain items of $202.1 million, up 7 percent from $188.2 million in the first quarter of 2008, and slightly ahead of its published annual budget which calls for 11 percent growth for full-year 2009.
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“This segment had a strong first quarter led by the West Region pipelines, including Rockies Express-West (which had a full first quarter of operations this year compared to partial service in the first quarter of 2008), good results at KMIGT and contributions from the Kinder Morgan Louisiana Pipeline,” Kinder said.  “The Texas Intrastate Pipeline Group also had a solid quarter, producing more than half of this segment’s earnings before DD&A.”
Overall segment transport volumes were up 10 percent, primarily due to full operations at Rockies Express-West, and sales volumes at the intrastates were down 5 percent.
The CO2 business reported first quarter segment earnings before DD&A and certain items of $167.4 million, down from $199.8 million for the same period in 2008, and below its published budget of 5 percent growth.
“Lower oil prices on unhedged volumes continued to substantially impact this business, but our efforts to reduce operating and capital costs in this segment helped offset this budget shortfall in the quarter and will continue to do so throughout the year,” Kinder explained.  “Operational highlights in the quarter included a significant increase in oil production at the SACROC Unit and record CO2 delivery volumes.”
Average oil production at SACROC was 30 thousand barrels per day (MBbl/d), up 10 percent from 27.3 MBbl/d for the first quarter of 2008 and well above plan.  Average oil production at the Yates Field was 26.5 MBbl/d, down from 28.6 MBbl/d for the same period last year and just slightly below plan.  CO2 delivery volumes increased by 18 percent compared to the same period last year due to expansion projects in southwest Colorado that increased CO2 production.  NGL sales volumes declined slightly compared to the first quarter of 2008 due to prorationing in January related to lingering effects from Hurricane Ike.
The CO2 segment is an area where KMP is exposed to commodity price risk, but that risk is partially mitigated by a long-term hedging strategy intended to generate more stable realized prices.  The realized weighted average oil price per barrel, with all hedges allocated to oil, was $43.85 for the quarter.  The realized weighted average NGL price per barrel, allocating none of the hedges to NGLs, was $28.10.
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The Terminals business produced first quarter segment earnings before DD&A and certain items of $134.7 million, up 7 percent from $125.8 million for the comparable period in 2008, but below its published annual budget of 14 percent growth.
“Almost 90 percent of the growth for the quarter in this segment was internally generated,” Kinder said.  “Growth was driven by an 11 percent increase in throughput at our New York Harbor liquids terminals, a 5 percent increase in throughput at our petcoke operations on the Gulf Coast, and expansions at the Pier IX Terminal in Virginia, the North 40 Terminal in Alberta and liquids terminals on the Houston Ship Channel.”
Negatives in the quarter included a 5 million ton decrease in bulk terminal throughput, the majority of which was attributable to lower production and lower imports into the steel sector.
Kinder Morgan Canada (formerly referred to as the Trans Mountain segment) produced first quarter segment earnings before DD&A and certain items of $34.4 million, up from $30.2 million for the same period in 2008.  Absent a non-cash accounting change related to book tax accruals and a weakened Canadian dollar, this segment would be on track with its published annual budget of 9 percent growth.
The growth in Kinder Morgan Canada’s first quarter results reflect the completion of the Anchor Loop expansion of the Trans Mountain Pipeline in the fourth quarter of 2008 and the acquisition of the Express-Platte pipeline system and a jet fuel pipeline from Knight Inc., in August of last year.  Throughput volumes on Trans Mountain were up 27 percent versus the first quarter of 2008.

Outlook
As previously announced, KMP expects to declare cash distributions of $4.20 per unit for 2009, a 4.5 percent increase over 2008.  “While various macroeconomic factors continue to put pressure on our financial targets, we have made great progress in offsetting potential shortfalls and we remain confident that we will meet our published annual distribution target,” Kinder said.  He noted that most of the $2.1 billion in distributable cash that was forecast in KMP’s 2009
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budget is secure and not subject to volatile market conditions.  “We also continue to aggressively pursue various acquisition opportunities,” Kinder said.
KMP’s 2009 budget assumes an average West Texas Intermediate (WTI) crude oil price of $68 per barrel for the year, which was initially announced in November 2008.  The majority of cash generated by KMP is fee based and is not sensitive to commodity prices.  In its CO2 segment, the company hedges the majority of its oil production but does have exposure to unhedged volumes, most of which are natural gas liquids.  For 2009, every $1 change in the average WTI crude oil price per barrel is expected to impact the CO2 segment by approximately $6 million (or about 0.2 percent of our combined business segments’ anticipated distributable cash flow).  As noted on page 1 of this release, a number of actions have been identified and executed to offset lower crude oil prices and other potential budget shortfalls associated with the ongoing weak market conditions.
Looking ahead, KMP is well positioned for future growth, which will be driven by its ongoing substantial capital investment program.  This program includes both expansions of existing assets and new projects, including three major natural gas projects that are expected to be completed in 2009.
Kinder Morgan Management, LLC (NYSE: KMR) also expects to declare distributions of $4.20 per share for 2009.

Other News
Products Pipelines

•
KMP expects to begin commercial transportation of blended B5 biodiesel on the Plantation Pipe Line Company gasoline mainline between Collins, Miss., and Greensboro, N.C., this month.  Biodiesel will be injected into ultra-low sulfur diesel at the Collins facility for delivery to any one of the following destinations:  Birmingham and Oxford, Ala., Bremen, Doraville and Athens, Ga., Belton and Spartanburg, S.C., Charlotte and Greensboro, N.C., and Roanoke, Va.  Plantation will have an initial capacity of approximately 12,000 barrels per day (bpd) of B5, with the ability to ship approximately 100,000 bpd by the end of this summer.

•
KMP is expanding capacity on its 12-inch, 175-mile Concord to Fresno, Calif., pipeline.  The phased horsepower expansion will add approximately 10,000 bpd of capacity, with about a third of the incremental capacity available in early May and the remainder in service by June 1, 2009.

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Natural Gas Pipelines

Construction is ongoing on the Rockies Express, Midcontinent Express and Kinder Morgan Louisiana pipelines.  In addition, pre-construction activities are well under way on the Fayetteville Express Pipeline.  In the second quarter, initial service on the Rockies Express-East, Midcontinent Express and Kinder Morgan Louisiana pipelines will begin as detailed below.  By the end of 2009 all three of these projects are expected to be fully in service.

•
Construction continues on Rockies Express (REX)-East.  Subject to weather and construction conditions, initial service on the pipeline is projected to commence in mid-May, with capacity of 1.6 billion cubic feet (Bcf) per day.  Two horizontal directional drills (the Illinois and Wabash rivers) remain to be completed before interim service can begin.  Progress has been made on both, but flooding of the Wabash River has forced suspension of work on that drill until waters recede.  Service to Lebanon, Ohio, is expected to commence June 15 and in service of the fully powered REX-East pipeline to Clarington, Ohio, is expected Nov. 1 of this year.  REX-East is a 639-mile pipeline segment that will extend REX eastward from Audrain County, Mo., to Clarington.  The section to Audrain County (REX-West) has been fully operational since May 2008.  One of the largest natural gas pipelines to be constructed in North America, REX is a joint venture of KMP, Sempra Pipelines and Storage and ConocoPhillips.  When completed, the 1,679-mile pipeline will have a capacity of approximately 1.8 Bcf per day.  Binding firm commitments from creditworthy shippers have been secured for nearly all of the capacity on the pipeline.  Including expansions, the current estimate of total construction costs on the entire REX project has been revised to $6.6 billion from the $6.3 billion previously reported.  REX is currently finalizing unit priced contracts with contractors constructing the Lebanon to Clarington portion.  This contract structure provides greater cost certainty than the target price contracts under which the portion to Lebanon has been constructed.

•
An application has been submitted to FERC seeking approval to construct and operate the previously announced 200,000 dekatherms per day expansion of the westernmost zone of REX-West.  This expansion is fully contracted and expected to be operational in April 2010, pending regulatory approval.

•
Construction is well underway on the Midcontinent Express Pipeline (MEP).  Including a fully subscribed expansion, the MEP project budget has been revised to approximately $2.3 billion from the $2.2 billion previously reported.  The pipeline will extend from southeast Oklahoma, across northeast Texas, northern Louisiana and central Mississippi to an interconnection with the Transco Pipeline near Butler, Ala.  Service to the NGPL interconnect in northeast Texas began on April 10.  Subject to construction conditions, the remainder of the first portion of the pipeline to eastern Louisiana is expected to be available by late April.  The second construction phase to Transco is expected to be completed by Aug. 1, 2009.  In July 2008, a successful binding open season was completed that increases commitments on the main segment of MEP’s Zone 1 from 1.5 to 1.8 Bcf per day.  The

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pipeline capacity is fully subscribed with long-term binding commitments from creditworthy shippers.  The project is a 50/50 joint venture of KMP and Energy Transfer Partners.

•
Construction continues on the Kinder Morgan Louisiana Pipeline, a 133-mile, 42-inch diameter line that will transport natural gas to multiple pipelines from the Cheniere Sabine Pass liquefied natural gas terminal in Louisiana.  The project budget currently is estimated at $980 million.  All of the 3.2 Bcf per day of capacity on the pipeline has been subscribed by Chevron and Total.  The pipeline is anticipated to be fully operational in June.  One contract will be effective starting in June and the second during the third quarter of 2009.

•
Development of the new Fayetteville Express Pipeline (FEP) continues.  A joint venture with Energy Transfer Partners, FEP is a 42-inch, 187-mile pipeline that will begin in Conway County, Ark., and end in Panola County, Miss.  FEP has secured 10-year binding commitments totaling 1.85 Bcf per day of capacity.  The pipeline will have an initial capacity of 2 Bcf per day.  Pending regulatory approvals, it is expected to be in service by late 2010 or early 2011.  KMP’s cost estimate for this project remains at $1.2 billion.

•
KMIGT conducted a successful open season for a 1 Bcf expansion at its Hunstman storage facility in Cheyenne County, Neb.  The project is fully subscribed at attractive rates and is expected to be in service in early 2010, subject to regulatory approval.

Terminals

•	KMP completed a project this month to add almost 250,000 barrels of petroleum storage capacity at its Vancouver Wharves facility in British Columbia.

Equity Offering

•
In the first quarter, KMP demonstrated once again that it has the ability to access capital in difficult market conditions.  The company issued approximately 5.7 million units of KMP equity in a common unit offering, raising almost $260 million in net proceeds.  This transaction closed in March.

Kinder Morgan Management, LLC
Shareholders of Kinder Morgan Management, LLC will also receive a $1.05 distribution ($4.20 annualized) payable on May 15, 2009, to shareholders of record as of April 30, 2009.  The distribution to KMR shareholders will be paid in the form of additional KMR shares.  The distribution is calculated by dividing the cash distribution to KMP unitholders by KMR’s average closing price for the 10 trading days prior to KMR’s ex-dividend date.
Kinder Morgan Energy Partners, L.P. (NYSE: KMP) is a leading pipeline transportation and energy storage company in North America.  KMP owns an interest in or operates more than 26,000 miles of pipelines and 170 terminals.  Its pipelines transport natural gas, gasoline, crude
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oil, CO2 and other products, and its terminals store petroleum products and chemicals and handle bulk materials like coal and petroleum coke.  KMP is also the leading provider of CO2 for enhanced oil recovery projects in North America.  One of the largest publicly traded pipeline limited partnerships in America, KMP has an enterprise value of over $20 billion.  The general partner of KMP is owned by Knight Inc. (formerly Kinder Morgan, Inc.), a private company.

Please join KMP at 4:30 p.m. Eastern Time on Wednesday, April 15, at www.kindermorgan.com for a LIVE webcast conference call on the company’s first quarter earnings.
The non-generally accepted accounting principles, or non-GAAP, financial measures of distributable cash flow before certain items, both in the aggregate and per unit, and segment earnings before depreciation, depletion, amortization and amortization of excess cost of equity investments, or DD&A, and certain items, are presented in this news release.  Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income or any other GAAP measure of liquidity or financial performance.
Distributable cash flow before certain items is a significant metric used by us and by external users of our financial statements, such as investors, research analysts, commercial banks and others, to compare basic cash flows generated by us to the cash distributions we expect to pay our unitholders on an ongoing basis.  Management uses this metric to evaluate our overall performance.  It also allows management to simply calculate the coverage ratio of estimated ongoing cash flows to expected cash distributions.  Distributable cash flow before certain items is also an important non-GAAP financial measure for our unitholders because it serves as an indicator of our success in providing a cash return on investment.  This financial measure indicates to investors whether or not we typically are generating cash flow at a level that can sustain or support an increase in the quarterly distributions we are paying pursuant to our partnership agreement.  Our partnership agreement requires us to distribute all available cash.  Distributable cash flow before certain items and similar measures used by other publicly traded partnerships are also quantitative measures used in the investment community because the value of a unit of such an entity is generally determined by the unit's yield (which in turn is based on the amount of cash distributions the entity pays to a unitholder).  The economic substance behind our use of distributable cash flow before certain items is to measure and estimate the ability of our assets to generate cash flows sufficient to make distributions to our investors.
We define distributable cash flow before certain items to be limited partners' pretax income before certain items and DD&A, less cash taxes paid and sustaining capital expenditures for KMP, plus DD&A less sustaining capital expenditures for Rockies Express and Midcontinent Express, our equity method investees.  Distributable cash flow before certain items per unit is distributable cash flow before certain items divided by average outstanding units.  "Certain items" are items that are required by GAAP to be reflected in net income, but typically either (1) do not have a cash impact, for example, goodwill impairments, allocated compensation for which we will never be responsible, and results from assets prior to our ownership that are
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required to be reflected in our results due to accounting rules regarding entities under common control, or (2) by their nature are separately identifiable from our normal business operations and in our view are likely to occur only sporadically, for example legal settlements, hurricane impacts and casualty losses.  Management uses this measure and believes it is important to users of our financial statements because it believes the measure more effectively reflects our business' ongoing cash generation capacity than a similar measure with the certain items included.  For similar reasons, management uses segment earnings before DD&A and certain items in its analysis of segment performance and managing our business.  We believe segment earnings before DD&A and certain items is a significant performance metric because it enables us and external users of our financial statements to better understand the ability of our segments to generate cash on an ongoing basis.  We believe it is useful to investors because it is a measure that management believes is important and that our chief operating decision makers use for purposes of making decisions about allocating resources to our segments and assessing the segments' respective performance.
We believe the GAAP measure most directly comparable to distributable cash flow before certain items is net income.  Our calculation of distributable cash flow before certain items, which begins with net income after subtracting certain items that are specifically identified in the accompanying tables, is set forth in those tables.  Net income before certain items is presented primarily because we use it in this calculation.  Segment earnings before DD&A is the GAAP measure most directly comparable to segment earnings before DD&A and certain items.  Segment earnings before DD&A and certain items is calculated by removing the certain items attributable to a segment, which are specifically identified in the footnotes to the accompanying tables, from segment earnings before DD&A.  In addition, segment earnings before DD&A computed in accordance with GAAP is included on the first page of the tables presenting our financial results.
Our non-GAAP measures described above should not be considered as an alternative to GAAP net income, segment earnings before DD&A or any other GAAP measure. Distributable cash flow before certain items and segment earnings before DD&A and certain items are not financial measures in accordance with GAAP and have important limitations as analytical tools. You should not consider either of these non-GAAP measures in isolation or as a substitute for an analysis of our results as reported under GAAP.  Because distributable cash flow before certain items excludes some but not all items that affect net income and because distributable cash flow measures are defined differently by different companies in our industry, our distributable cash flow before certain items may not be comparable to distributable cash flow measures of other companies.  Segment earnings before DD&A and certain items has similar limitations.  Management compensates for the limitations of these non-GAAP measures by reviewing our comparable GAAP measures, understanding the differences between the measures and taking this information into account in its analysis and its decision making processes.
This news release includes forward-looking statements. Although Kinder Morgan believes that its expectations are based on reasonable assumptions, it can give no assurance that such assumptions will materialize.  Important factors that could cause actual results to differ materially from those in the forward-looking statements herein are enumerated in Kinder Morgan’s Forms 10-K and 10-Q as filed with the Securities and Exchange Commission.
# # #

Kinder Morgan Energy Partners, L.P. and Subsidiaries
Preliminary Consolidated Statement of Income
(Unaudited)
(in millions except per unit amounts)

	Three Months Ended Mar. 31,
	2009	2008

Revenues	$1,786.5	$2,720.3

Costs, expenses and other
Operating expenses	1,115.7	2,018.5
Depreciation, depletion and amortization	210.2	158.1
General and administrative	82.5	76.8
Taxes, other than income taxes	39.0	48.0
Other expense (income)	(0.9)	(0.5)
	1,446.5	2,300.9
Operating income	340.0	419.4

Other income (expense)
Earnings from equity investments	38.2	37.7
Amortization of excess cost of equity investments	(1.4)	(1.4)
Interest, net	(97.2)	(96.7)
Other, net	10.7	2.9

Income from continuing operations before income taxes	290.3	361.9

Income taxes	(23.5)	(11.7)

Income from continuing operations	266.8	350.2

Income from discontinued operations	-	0.5

Net income	266.8	350.7

Net Income attributable to noncontrolling interest	(2.9)	(4.0)

Net income attributable to KMEP	$263.9	$346.7

Calculation of Limited Partners' interest in Net Income attributable to KMEP
Income from continuing operations attributable to KMEP	$263.9	$346.2
Less: General Partner's interest	(223.7)	(187.4)
Limited Partners' interest	40.2	158.8
Add: Limited Partners' interest in discontinued operations	-	0.5
Limited Partners' interest in net income	$40.2	$159.3

Diluted Limited Partners' net income per unit:
Income from continuing operations	$0.15	$0.63
Income from discontinued operations	$-	$-
Net income	$0.15	$0.63
Weighted average units outstanding	269.4	251.0

Declared distribution / unit	$1.05	$0.96

	Three Months Ended Mar. 31,
	2009	2008
Segment earnings before DD&A and amortization of excess investments
Products Pipelines	$145.4	$140.7
Natural Gas Pipelines	200.8	188.2
CO2	167.4	199.8
Terminals	134.7	125.8
Kinder Morgan Canada	19.5	30.2
	$667.8	$684.7

Kinder Morgan Energy Partners, L.P. and Subsidiaries
Preliminary Earnings Contribution by Business Segment
(Unaudited)
(in millions except per unit amounts)

	Three Months Ended Mar. 31,
	2009	2008
Segment earnings before DD&A and amortization of excess investments
Products Pipelines[1]	$146.0	$141.0
Natural Gas Pipelines[1]	202.1	188.2
CO2	167.4	199.8
Terminals	134.7	125.8
Kinder Morgan Canada[1]	34.4	30.2
Total	$684.6	$685.0

Segment DD&A and amortization of excess investments
Products Pipelines	$23.8	$23.0
Natural Gas Pipelines	18.5	16.8
CO2	128.4	83.1
Terminals	32.2	29.1
Kinder Morgan Canada	8.7	7.5
Total	$211.6	$159.5

Segment earnings contribution
Products Pipelines[1]	$122.2	$118.0
Natural Gas Pipelines[1]	183.6	171.4
CO2	39.0	116.7
Terminals	102.5	96.7
Kinder Morgan Canada[1]	25.7	22.7
General and administrative[4,1]	(83.9)	(75.4)
Interest, net[1,8]	(104.1)	(97.2)
Certain items
Kinder Morgan Canada non-cash tax adjustment[7]	(14.9)	-
Allocated non-cash long-term compensation	(1.4)	(1.4)
Mark to market of certain upstream hedges[3]	(1.3)	-
Other[5]	(0.6)	(0.8)
Sub-total certain items	(18.2)	(2.2)
Net income	$266.8	$350.7
Less: General Partner's interest in net income	(223.7)	(187.4)
Less: Noncontrolling interest in net income	(2.9)	(4.0)
Limited Partners' net income	$40.2	$159.3

Net income attributable to KMEP before certain items	$281.9	$348.9
Less: General Partner's interest in net income before certain items	(223.9)	(187.4)
Limited Partners' net income before certain items	58.0	161.5
Depreciation, depletion and amortization[6]	221.1	165.6
Book (cash) taxes - net	8.7	(16.7)
Express contribution	1.6	-
Sustaining capital expenditures[2]	(29.4)	(29.9)
DCF before certain items	$260.0	$280.5

Net income / unit before certain items	$0.22	$0.64
DCF / unit before certain items	$0.97	$1.12
Weighted average units outstanding	269.4	251.0
____________
[1]	Excludes certain items ($ millions);

2008 - Products Pipelines $(0.3), general and administrative expense $(1.4), interest expense $(0.5)
2009 - Products Pipelines $(0.6), Natural Gas Pipelines $(1.3), KMC $(14.9), general and administrative expense $(0.9), interest expense $(0.5)

[2]	Includes KMEP's share of REX and MEP sustaining capital expenditures

[3]	Upstream asset discontinued hedge accounting during the 2nd quarter of 2008. Actual gain or loss will continue to be taken into account in earnings before DD&A at time of physical transaction
[4]	General and administrative expense on this page includes income tax that is not allocable to the segments of $(2.3) million for 2009
[5]	2008 - Imputed interest on Cochin acquisition, FX loss on Cochin note payable, gain on sale of North System
2009 - Imputed interest on Cochin acquisition, FX loss on Cochin note payable, expense related to Express dropdown, and Terminals hurricane season '08 G&A capitalized overhead credit
[6]	Includes Kinder Morgan Energy Partner's (KMEP) share of Rockies Express (REX) DD&A - 2008 - $6.1 million, 2009 - $9.5 million
[7]	Kinder Morgan Canada $(14.9) million primarily related to non-cash regulatory accounting adjustments.
[8]	Interest expense on this page excludes interest income that is allocable to the segments of $7.4 million for 2009.

Volume Highlights
(historical pro forma for acquired assets)

	Three Months Ended Mar. 31,
	2009	2008
Products Pipelines
Gasoline	95.6	97.8
Diesel	35.5	38.6
Jet Fuel	26.8	29.7
Total Refined Product Volumes (MMBbl)	157.9	166.1
NGL's	4.8	6.9
Total Delivery Volumes (MMBbl)[1]	162.7	173.0

Natural Gas Pipelines[2]
Transport Volumes (BcE)	545.2	495.4
Sales Volumes (BcE)	203.7	215.0

CO2
Delivery Volumes (BcE)[3]	212.8	180.2
Sacroc Oil Production - Gross (MBbl/d)[4]	30.0	27.3
Sacroc Oil Production - Net (MBbl/d)[5]	25.0	22.8
Yates Oil Production Gross - (MBbl/d)[4]	26.5	28.6
Yates Oil Production - Net (MBbl/d)[5]	11.7	12.7
NGL Sales Volumes (MBbl/d)[6]	8.9	9.5
Realized Weighted Average Oil Price per Bbl[7,8]	$43.85	$50.03
Realized Weighted Average NGL Price per Bbl[8]	$28.10	$65.93

Terminals
Liquids Leasable Capacity (MMBbl)	54.2	50.0
Liquids Utilization %	97.3%	97.5%
Bulk Transload Tonnage (MMtons)	18.8	23.9

Trans Mountain (Mbbls - mainline throughput)	24.8	19.5
____________
[1]	Includes Pacific, Calnev, Plantation, Central Florida, Cochin and Cypress
[2]	Includes KMIGT, Texas Intrastates, KMNTP, Monterrey, Trailblazer, TransColorado and REX Pipeline volumes
[3]	Includes Cortez, Central Basin, CRC, CLPL and PCPL pipeline volumes
[4]	Represents 100% production from the field
[5]	Represents KMEP's net share of the production from the field
[6]	Net to KMEP
[7]	Includes all KMEP crude oil properties
[8]	Hedge gains/losses for Oil and NGLs are included with Crude Oil

KINDER MORGAN ENERGY PARTNERS, L.P. AND SUBSIDIARIES
PRELIMINARY ABBREVIATED CONSOLIDATED BALANCE SHEET
(Unaudited)
(in millions)

	March 31, 2009	December 31, 2008
ASSETS

Cash and cash equivalents	$66	$63
Other current assets	886	1,182
Property, plant and equipment, net	13,357	13,241
Investments	1,101	954
Deferred charges and other assets	2,172	2,446
TOTAL ASSETS	$17,582	$17,886

LIABILITIES AND PARTNERS' CAPITAL

Liabilities
Notes payable and current maturities of long-term debt	485	289
Other current liabilities	1,054	1,493
Long-term debt	8,258	8,275
Value of interest rate swaps	815	951
Other	753	762
Total Liabilities	11,365	11,770

Partners' capital
Accumulated other comprehensive loss	(327)	(288)
Other partners' capital	6,472	6,333
Total KMEP partners' capital	6,145	6,045
Noncontrolling interest	72	71
Total partners' capital	6,217	6,116
TOTAL LIABILITIES AND PARTNERS' CAPITAL	$17,582	$17,886

Total Debt, net of cash and cash equivalents, and excluding the value of interest rate swaps	$8,677	$8,501

Segment earnings before DD&A and certain items	$2,758	$2,758
G&A	(311)	(302)
Income taxes	45	33
EBITDA[1]	$2,492	$2,489

Debt to EBITDA	3.5	3.4
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[1]	2009 EBITDA is last twelve months